Exhibit 99.1

ICOS CORPORATION

22021 20th Avenue SE

Bothell, WA 98021

PRESS RELEASE

December 18, 2006

ICOS Announces Revised Merger Agreement with Lilly

— ICOS Board Unanimously Recommends Shareholders Approve

Increased $34 per Share Cash Merger —

BOTHELL, Wash—December 18, 2006—ICOS Corporation (NASDAQ:ICOS) announced today that an agreement has been reached to amend the terms of the merger agreement with Eli Lilly and Company (NYSE:LLY), which was originally signed on October 16, 2006.

The revised Agreement and Plan of Merger provides that Lilly will acquire all of the outstanding common stock of ICOS for a purchase price of $34 per share in cash, increased from the previous $32 per share. The $34 price per share represents: a 25% premium compared to the closing price the day before the initial announcement on October 17, 2006; a 41% premium to the average closing price of ICOS’ common stock for the three month period ended on October 16, 2006; and a 77% premium compared to the date of Lilly’s initial merger proposal on May 23, 2006.

ICOS’ board of directors has considered and unanimously approved the revised $34 per share price and recommends that shareholders approve the revised Agreement and Plan of Merger.

ICOS also announced that its board has set a new record date, December 26, 2006, for shareholders entitled to vote on the merger. ICOS will adjourn its currently scheduled special meeting, from December 19, 2006, to January 25, 2007. ICOS believes it is appropriate to give current shareholders time to evaluate and vote on the revised transaction. Since the original October 30, 2006 record date, there has been significant trading volume in ICOS’ common stock. A new proxy statement will be distributed to shareholders that will include a description of the amended agreement, a copy of Merrill Lynch’s fairness opinion and related disclosures.

Merrill Lynch & Co. acted as financial advisor and Latham & Watkins LLP and Orrick, Herrington & Sutcliffe LLP acted as legal advisors to ICOS in connection with the transaction.

About ICOS Corporation:

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. Through Lilly ICOS LLC, ICOS is marketing its first product, Cialis(R) (tadalafil), for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical needs such as benign prostatic hyperplasia, pulmonary arterial hypertension, cancer, psoriasis and inflammatory diseases.

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Lilly’s and ICOS’ current expectations, estimates and projections relating to the proposed acquisition of ICOS by Lilly, including the expected closing of the transaction and the benefits thereof. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Lilly and ICOS. Accordingly, no assurances can be given that the proposed transaction will occur or that such results will be achieved. There are a number of important factors that could cause actual results to differ materially from those projected, including risks associated with our ability to satisfy the conditions to closing set forth in the definitive agreement, product commercialization, research and clinical development, regulatory approvals, manufacturing, collaboration arrangements, liquidity, competition, intellectual property claims, litigation and other risks detailed in our latest Quarterly Report on Form 10-Q and our other public filings with the Securities and Exchange Commission. ICOS disclaims any intent or obligation to update any forward-looking statements contained herein.

Where To Find Additional Information About The Merger Between ICOS And Lilly

The Company intends to adjourn the meeting previously scheduled for December 19, 2006 until January 25, 2007 in order to give shareholders additional time to consider the amendment to the Agreement and Plan of Merger. Revised proxy materials will be mailed to shareholders.

ICOS intends to file a revised definitive proxy statement and other documents regarding the proposed acquisition of ICOS by Lilly with the Securities and Exchange Commission (the “SEC”). ICOS’ shareholders are urged to read the revised definitive proxy statement when it becomes available and other relevant materials because they contain important information about ICOS and the proposed transaction. A revised definitive proxy statement will be sent to the shareholders of ICOS seeking their approval of the transaction. Investors may obtain a free copy of these materials and other documents filed by ICOS with the SEC at the SEC’s website at www.sec.gov, at ICOS’ website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021, attention: General Counsel.

ICOS, Lilly and their directors, executive officers and certain other members of their managements and employees and other representatives may be deemed to be participants in soliciting proxies from ICOS’ shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ shareholders in connection with the proposed transaction will be set forth in ICOS’ revised definitive proxy statement. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the revised definitive proxy statement when it is filed with the SEC.

Contacts:

For investors:

ICOS Corporation

Lacy Fitzpatrick, (425) 415-2207

MacKenzie Partners, Inc.

Dan Burch, (212) 929-5748

Larry Dennedy, (212) 929-5239

For media:

Abernathy MacGregor Group

Ian Campbell, (213) 630-6550

Mike Pascale, (212) 371-5999

SOURCE: ICOS Corporation